Exhibit 99.(n)

FIRST EAGLE FUNDS

First Eagle Global Fund
First Eagle Overseas Fund
First Eagle Gold Fund
First Eagle U.S. Value Fund
First Eagle Fund of America
First Eagle High Yield Fund
First Eagle Global Income Builder Fund

AMENDED AND RESTATED
MULTIPLE CLASS PLAN
PURSUANT TO RULE 18f-3

                    WHEREAS, First Eagle Funds (the “Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”);

                    WHEREAS, shares of beneficial interest of the Trust are currently divided into seven series: First Eagle Global Fund (“Global Fund”), First Eagle Overseas Fund (“Overseas Fund”), First Eagle Gold Fund (“Gold Fund”), First Eagle U.S. Value Fund (“U.S. Value Fund”), First Eagle High Yield Fund (“High Yield Fund”), First Eagle Global Income Builder Fund (“Global Income Builder Fund”) and First Eagle Fund of America (each, a “Fund” and collectively, the “Funds”); and

                    WHEREAS, the Trust employs First Eagle Investment Management, LLC (the “Adviser”) as its investment adviser, and FEF Distributors, LLC (“Underwriter”) as underwriter and distributor of the securities of which it is the issuer.

                    NOW, THEREFORE, the Trust hereby adopts, on behalf of the Funds, an Amended and Restated Multi-Class Plan pursuant to Rule 18f-3 under the 1940 Act (the “Plan”), as set forth below:

                    1. Features of the Classes. The Global Fund, Overseas Fund, Gold Fund, U.S. Value Fund, High Yield Fund and Global Income Builder Fund shall each issue their shares of beneficial interest in three classes: “Class A Shares”, “Class C Shares” and “Class I Shares”. First Eagle Fund of America shall issue its share of beneficial interest in three classes: “Class A Shares,” “Class C Shares,” and “Class Y Shares.” Shares of each class of a Fund shall represent an equal pro rata interest in that Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each class of a Fund shall have a different designation; (b) each class of a Fund shall bear any Class Expenses, as defined in Section 3 below; (c) each class of a Fund shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class of a Fund shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class of the Fund. In addition, shares of each class of a Fund shall have the features described in Paragraphs 2, 3, 4 and 5 below.

                    2. Distribution Plan. The Trust has adopted a Distribution Plan with respect to the Class A Shares and Class C Shares of each of the Global Fund, Overseas Fund, Gold Fund, U.S. Value Fund, High Yield Fund and Global Income Builder Fund pursuant to Rule 12b-1 promulgated under the 1940 Act. The Class A Distribution Plan authorizes the Trust to make payments to the Underwriter for distribution and shareholder services, and for otherwise promoting the sale of the Class A shares of each Fund, at an annual rate of up to .25% of the average daily net asset value of the assets attributable to the Class A shares of that Fund. The Class C Distribution Plan authorizes the Trust to make payment to the Underwriter for distribution and shareholder services, and for otherwise promoting the sale of Class C shares of Global Fund, Overseas Fund, U.S. Value Fund, Gold Fund, High Yield Fund and Global Income Builder Fund, at an annual rate of up to 1.00% of the average daily net asset value of the assets attributable to the Class C shares of that Fund, provided that up to 0.25% of such average daily net assets may be designated out of such payment as a “service fee”, as defined in the rules and policy statements of the National Association of Securities Dealers, Inc. (“NASD”).

                    The Trust has adopted a Distribution Plan with respect to the Class A Shares, Class C Shares, and Class Y Shares of First Eagle Fund of America. The Class A Distribution Plan authorizes the Trust to make payments to the Underwriter for distribution and shareholder services, and for otherwise promoting the sale of the Class A Shares, at an annual rate up to 0.25% of the average daily net asset value of the assets attributable to the Class A Shares. The Class C Distribution Plan authorizes the Trust to make payments to the Underwriter for distribution and shareholder services, and for otherwise promoting the sale of Class C Shares, at an annual rate up to 1.00% of the average daily net asset value of the assets attributable to the Class C Shares, provided that up to 0.25% of such average daily net assets may be designated out of such payment as a “service fee,” as defined in the rules and policy statements of the NASD. The Class Y Distribution Plan authorizes the Trust to make payments to the Underwriter for distribution and shareholder services, and for otherwise promoting the sale of Class Y Shares, at an annual rate up to 0.25% of the average daily net asset value of the assets attributable to the Class Y Shares.

                    Each Plan further authorizes the Adviser to make assistance payments out of the Adviser’s own resources to brokers, financial institutions and other financial intermediaries for shareholder accounts as to which a payee has rendered distribution services to the Trust. The Class I shares of each Fund shall not participate in either Distribution Plan, nor shall any amounts payable under any Distribution Plan be used to make payments for distribution or other services incurred in connection with the sale of Class I shares.

                    As used herein, the term “distribution and shareholder services” shall include, without limitation, paying for the printing and distribution of prospectuses sent to prospective investors, the preparation, printing and distribution of sales literature and the expenses associated with media advertisements and telephone and written correspondence with investors or prospective investors.

                    3. Allocation of Income and Expenses. (a) The gross income of each Fund shall, generally, be allocated among the classes of that Fund on the basis of the relative net assets attributable to each Fund’s classes. To the extent practicable, certain expenses (other than Class Expenses, as defined below, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the relative net assets of each class of the Fund. These expenses include:

                    (1) Expenses incurred by the Trust (for example, fees of Trustees, auditors and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund (“Trust Level Expenses”) that are allocated to the Fund; and

                    (2) Expenses incurred by a Fund not attributable to any particular class of the Fund’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

                    (b) Expenses attributable to a particular class (“Class Expenses”) shall be limited to: (i) payments made pursuant to a distribution plan and/or a service plan; (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) SEC registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) trustees’ fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which covered distribution expenses are incurred. All other “Class Expenses” listed in categories (ii)-(viii) above may be allocated to a class but only if the President or Chief Financial Officer has determined, subject to Board approval or ratification, that such categories of expenses may be treated as Class Expenses consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended.

                    Accordingly, expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item. Trust Level Expenses and Fund Expenses will be allocated among the classes of shares of such Fund based on their relative net asset values. Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among the classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended.

                    4. Exchange Privileges. Subject to limitations disclosed in a Fund’s prospectus or statement of additional information and in accordance with the procedures described therein, the shares of each Fund may be exchanged for the shares of each of the Trust’s other funds. The exchange privileges may be modified or terminated at any time, or from time to time (in each case, upon 60 days’ notice to shareholders with respect to any termination or modification that would have the effect of limiting shareholder exchange privileges, provided that no such notice is required with respect to exchanges for shares of a fund that for any reason ceases to accept subscriptions).

                    5. Conversion Features. (a) Class A or Class C shares of the Global Fund, Overseas Fund, Gold Fund, U.S. Value Fund, High Yield Fund, Global Income Builder Fund or First Eagle Fund of America may be converted into Class I shares of the same Fund (Class Y shares in the case of First Eagle Fund of America) upon the election of the shareholder. Class C shares of each of the Funds also may be converted into Class A shares of the same Fund upon the election of the shareholder.

                    (b) Any such conversion shall take place at net asset value, shall not result in the realization of income or gain for federal income tax purposes and shall be tax free to shareholders. The foregoing conversion features shall be subject to limitations disclosed in a Fund’s prospectus or statement of additional information and to any conversion procedures, including share holding periods and/or conversion charges, described therein. No Class C share conversion will be recorded on the books of the Funds until the relevant conversion procedures have been so described.

                    6. Waiver or Reimbursement of Expenses. Expenses may be voluntarily waived or reimbursed by the Adviser or any other provider of services to the Trust without the prior approval of the Trust’s Board of Trustees. Voluntary waivers or reimbursements may be discontinued at any time, without prior notice, unless notice is required by disclosures made in the Fund’s prospectus or statement of additional information.

                    7. Effectiveness of Plan. This Plan shall take effect upon approval by votes of a majority of both (a) the Trustees of the Trust and (b) the Trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of the Trust, such Trustees having determined that the Plan as proposed to be adopted or amended, including the allocation of expenses, is in the best interests of each class individually and the Trust as a whole.

                    8. Material Modifications. This Plan may be amended to modify materially its terms, provided that any such amendment will become effective only upon approval in the manner provided for initial approval in Paragraph 7 hereof.

                    IN WITNESS WHEREOF, the Trust, on behalf of the Funds, has adopted this Amended and Restated Multiple Class Plan as of the ___ day of __________, 2012.

FIRST EAGLE FUNDS

By:

Name: Suzan Afifi
Title: Secretary